                                                                   EXHIBIT 99.5

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Extended Stay America, Inc.
Ft. Lauderdale, Florida

  We have audited the accompanying combined balance sheets of Hometown Inn I, LTD and Hometown Inn II, LTD (the "Partnerships") as of December 31, 1994 and 1995, and the related combined statements of operations and partners' capital and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Hometown Inn I, LTD and Hometown Inn II, LTD at December 31, 1994 and 1995 and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Spartanburg, South Carolina
February 23, 1996

                  HOMETOWN INN I, LTD AND HOMETOWN INN II, LTD

                            COMBINED BALANCE SHEETS

                                                               DECEMBER 31,
                                                           ---------------------
                          ASSETS                              1994       1995
Current assets:
  Cash and cash equivalents............................... $  177,079 $  362,357
  Accounts receivable, net of allowance for doubtful ac-
   counts of $3,813 in 1994 and $7,686 in 1995............      3,751     32,260
  Supply inventories......................................     26,660     26,660
  Advance to affiliate....................................                91,938
  Other current assets....................................                 2,913
                                                           ---------- ----------
    Total current assets..................................    207,490    516,128
Property and equipment, net...............................  4,966,202  4,964,094
Other assets..............................................      7,000     17,733
                                                           ---------- ----------
                                                           $5,180,692 $5,497,955
                                                           ========== ==========
            LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
  Accounts payable........................................ $   15,801 $   29,912
  Accrued expenses........................................     75,304     60,274
  Deposits................................................     19,660    161,970
  Advances from affiliates................................    159,120    204,120
  Current maturities of long-term debt....................    117,903    185,949
                                                           ---------- ----------
    Total current liabilities.............................    387,788    642,225
Long-term debt............................................  1,483,324  1,529,874
                                                           ---------- ----------
    Total liabilities.....................................  1,871,112  2,172,099
Partners' capital.........................................  3,309,580  3,325,856
                                                           ---------- ----------
                                                           $5,180,692 $5,497,955
                                                           ========== ==========



     The accompanying notes are an integral part of the combined financial statements.

                  HOMETOWN INN I, LTD AND HOMETOWN INN II, LTD

            COMBINED STATEMENTS OF OPERATIONS AND PARTNERS' CAPITAL

                                            FOR THE YEAR ENDED DECEMBER 31,
                                            ----------------------------------
                                               1993        1994        1995
Revenue:
  Room revenue............................. $1,802,707  $2,123,589  $2,234,569
  Other, net...............................     84,679      99,719      96,617
                                            ----------  ----------  ----------
    Total revenue..........................  1,887,386   2,223,308   2,331,186
                                            ----------  ----------  ----------
Costs and expenses:
  Property operating expenses..............  1,074,103   1,143,716     989,337
  Property management fees to related par-
   ty......................................    105,600     105,600     144,357
  Depreciation and amortization............    229,142     232,632     244,603
                                            ----------  ----------  ----------
    Total costs and expenses...............  1,408,845   1,481,948   1,378,297
                                            ----------  ----------  ----------
Income from operations.....................    478,541     741,360     952,889
Interest expense...........................    131,848     137,532     170,232
                                            ----------  ----------  ----------
    Net income.............................    346,693     603,828     782,657
Partners' capital, beginning of year.......  3,538,770   3,455,553   3,309,580
  Distributions............................   (429,910)   (749,801)   (766,381)
                                            ----------  ----------  ----------
Partners' capital, end of year............. $3,455,553  $3,309,580  $3,325,856
                                            ==========  ==========  ==========




     The accompanying notes are an integral part of the combined financial statements.

                  HOMETOWN INN I, LTD AND HOMETOWN INN II, LTD

                       COMBINED STATEMENTS OF CASH FLOWS

                                                FOR THE YEAR ENDED DECEMBER
                                                            31,
                                               -------------------------------
                                                 1993       1994       1995
Cash flows from operating activities:
  Net income.................................. $ 346,693  $ 603,828  $ 782,657
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Depreciation..............................   229,142    232,632    243,056
    Amortization..............................                           1,547
    Change in:
      Accounts receivable.....................     9,271     37,488    (28,509)
      Other assets............................    (1,377)     1,377     (2,913)
      Accounts payable........................       944    (26,506)    14,111
      Deposits................................     3,927      8,833    142,310
      Accrued expenses........................   (10,763)    11,346    (15,030)
                                               ---------  ---------  ---------
  Net cash provided by operating activities...   577,837    868,998  1,137,229
                                               ---------  ---------  ---------
Cash flows from investing activities,
 purchases of property and equipment..........   (34,818)   (41,384)  (240,948)
                                               ---------  ---------  ---------
Cash flows from financing activities:
  Payments of deferred loan costs.............                         (12,280)
  Advances to affiliates......................                         (91,938)
  Advances from affiliates....................    73,650     85,470     45,000
  Principal payments on long-term debt........   (97,549)  (130,956)  (130,404)
  Proceeds from issuance of long-term debt....                         245,000
  Distributions to partners...................  (429,910)  (749,801)  (766,381)
                                               ---------  ---------  ---------
        Net cash used in financing activities.  (453,809)  (795,287)  (711,003)
                                               ---------  ---------  ---------
Net increase in cash..........................    89,210     32,327    185,278
Cash at beginning of periods..................    55,542    144,752    177,079
                                               ---------  ---------  ---------
Cash at end of periods........................ $ 144,752  $ 177,079  $ 362,357
                                               =========  =========  =========
Supplemental cash flow disclosure, interest
 paid......................................... $ 125,141  $ 136,809  $ 170,227
                                               =========  =========  =========


     The accompanying notes are an integral part of the combined financial statements.

                  HOMETOWN INN I, LTD AND HOMETOWN INN II, LTD

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Basis of Presentation. The combined financial statements include the assets, liabilities, capital and results of operations of two limited partnerships, Hometown Inn I, LTD and Hometown Inn II, LTD. Where referred to herein, the "Partnerships" include the two entities listed above. All significant intercompany accounts and transactions have been eliminated.

  Description of Business. The Partnerships operate two extended stay facilities in Norcross, Georgia and Riverdale, Georgia. On February 23, 1996, the Partnerships' extended stay facilities were acquired by Extended Stay America, Inc.

  Pervasiveness of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Concentration of Credit Risk. The Partnerships maintained deposits totalling $362,357 at December 31, 1995 with one bank. Deposits in excess of $100,000 are not insured by the Federal Deposit Insurance Corporation.

  Cash and cash equivalents. Cash and cash equivalents consist of cash on hand and on deposit, and highly liquid instruments with maturities of three months or less when purchased. The carrying amount of cash and cash equivalents is the estimated fair value at December 31, 1995.

  Supply Inventory. Supply inventories consist primarily of linen, cleaning and other room supplies and are stated at the lower of cost or market.

  Property and Equipment. Property and equipment is stated at cost. Depreciation is computed by the straight-line method over the estimated useful lives of the assets. Maintenance and repairs are charged to operations as incurred; major renewals and improvements are capitalized. The gain or loss on the disposition of property and equipment is recorded in the year of disposition.

  The estimated useful lives on the assets are as follows:

      Buildings and improvements...................................... 40 years
      Furniture, fixtures and equipment............................... 5-7 years

  Deferred Loan Costs. The Partnerships have incurred costs in obtaining financing. These costs have been deferred and are being amortized over the life of the respective loan using the effective yield method. Deferred loan costs are included in other assets.

  Income Taxes. Any income taxes related to income earned by the Partnerships are paid by the partners.

  Revenue Recognition. Room revenue and other income are recognized when earned. Prepayments and deposits are recorded as unearned revenue.

2. PROPERTY AND EQUIPMENT:

  Property and equipment consists of the following at December 31:

                                                          1994         1995
      Land............................................ $   646,007  $   646,007
      Building and improvements.......................   4,893,161    4,893,161
      Furniture and fixtures..........................     785,355    1,006,213
                                                       -----------  -----------
                                                         6,324,523    6,545,381
      Less accumulated depreciation...................  (1,358,321)  (1,581,287)
                                                       -----------  -----------
                                                       $ 4,966,202  $ 4,964,094
                                                       ===========  ===========

                  HOMETOWN INN I, LTD AND HOMETOWN INN II, LTD

3. LONG-TERM DEBT:

                                                             1994       1995
Long-term debt consists of the following as of December
31:
Mortgage loan, principal and interest payable monthly at
 approximately $23,000 through January 1997, interest at
 prime plus 1%........................................... $1,601,227 $1,483,325
Mortgage loan principal and interest payable monthly at
 approximately $5,300 through August 2000, interest at
 11%.....................................................               232,498
                                                          ---------- ----------
                                                           1,601,227  1,715,823
Less current maturities..................................    117,903    185,949
                                                          ---------- ----------
Long-term debt, net of current maturities................ $1,483,324 $1,529,874
                                                          ========== ==========

  The mortgage loans are collateralized by substantially all of the Partnerships' property and equipment. Aggregate maturities of long term debt are as follows: 1996--$185,949; 1997--$1,382,719; 1998--$50,217; 1999--$56,028;
2000--$40,910.

  The Partnerships believe that there is no material difference in the carrying amount and estimated fair value of the long-term debt.

4. RELATED PARTY TRANSACTIONS:

  Management fees are charged by a related entity controlled by the partners and advances are made to and taken by the related entity from the Partnerships as follows:

                                        MANAGEMENT  ADVANCES TO   ADVANCES FROM
                                           FEES    RELATED ENTITY RELATED ENTITY
      1993.............................  $105,600     $              $ 73,650
      1994.............................   105,600                     159,120
      1995.............................   144,357      91,938         204,120